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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF DESIGNATION
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.001 PER SHARE)
                                       OF
                                CYTEL CORPORATION

                                ----------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                ----------------


        CYTEL CORPORATION, a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

        That the Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the creation of up to 10,000,000 shares of the Company's preferred stock, par value $.001 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, referred to herein as the "Preferred Stock"); and

        That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company, the Board on February 20, 1998, approved the creation, issuance and the voting powers of shares of Preferred Stock to be issued in one Series and adopted the following resolution creating a series of 659,898 shares of Preferred Stock designated as set forth below:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of 659,898 shares of the 10,000,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

SECTION 1. DESIGNATION OF SERIES B PREFERRED STOCK. The designation of such series of Preferred Stock authorized by this resolution shall be Series B Convertible Preferred Stock (the "Series B Preferred"). The Series B Preferred is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series B Preferred, as set forth herein and in the Certificate of Incorporation.


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SECTION 2. DIVIDEND RIGHTS OF SERIES B PREFERRED. So long as any shares of
Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared nor shall any other distribution be made, on any Common Stock (other than any dividend or distribution payable solely in Common Stock of the Company), unless a dividend is paid with respect to all outstanding shares of Series B Preferred in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.

SECTION 3.     LIQUIDATION PREFERENCE.

        (a) SERIES B PREFERRED. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of any other class or series of stock ranking junior to the Series B Preferred, an amount equal to $5.91 per share (the "Series B Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) plus any declared but unpaid dividends on such shares; provided that the total amounts to which the holders of Series B Preferred are entitled under this provision shall not exceed the value of the outstanding securities of Epimmune Inc. ("Epimmune") then owned by the Company. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred the full amounts to which they shall be entitled as set forth above, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive. After setting apart or paying in full the preferential amounts due the holders of the Series B Preferred, the holders of the Series B Preferred will not be entitled to any further participation in any distribution of the assets of the Company, and the entire remaining assets of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

        (b) MERGERS, CONSOLIDATIONS NOT DEEMED LIQUIDATIONS. The merger or consolidation of the Company into or with another company in which the Company is not the surviving entity or in which the stockholders of this Company immediately prior to such event shall own less than a majority of the voting securities of the surviving company, or the sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company, shall not be deemed a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

SECTION 4.     CONVERSION PRIVILEGES.

        (a) RIGHTS OF CONVERSION. Subject to the other provisions of this Certificate of Designation, each share of Series B Preferred shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time

                                       2.

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of conversion, at any time and from time to time after February 27, 2001, at the office of the Company or any transfer agent for such stock; provided that the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the 10 consecutive trading days ending on the trading date immediately preceding the date of conversion is $5.00 or greater. The price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred (the "Series B Conversion Price") shall initially equal $7.50 per share, subject to adjustment as set forth below.

        (b) MECHANICS OF CONVERSION. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock pursuant to
Section 4(a) hereof, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred to be converted. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (c) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (d) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common

                                       3.

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Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such dividend or distribution.

        (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Preferred or with respect to such other securities by their terms.

        (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in Section 2 or this
Section 4), in any such event each holder of Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        (g) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in Section 2 or this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price then in effect and the number of shares issuable upon conversion

                                       4.

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of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

        (h) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

        (i) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

        (j) ISSUE TAXES. The holders of Series B Preferred shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto.

        (k) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. All shares of Common Stock which are issuable upon such conversion shall, when issued, be duly and legally issued, fully paid and nonassessable and free of all taxes, liens and charges.

        (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder

                                       5.

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thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

        (m) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

SECTION 5.     VOTING RIGHTS.

        (a) Except as provided in this Section 5 or as otherwise from time to time required by law, the Series B Preferred shall vote together with the Common Stock as a single class. The holder of each share of Series B Preferred shall be entitled to that number of votes equal to the number of shares of Common Stock into which such share would then be converted upon the application of Section 4(a) above and shall be entitled to notice of all stockholders' meetings in accordance with the By-laws of the Company. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred shall have been converted into Common Stock.

        (b) Notwithstanding anything contained in Section 5(a) to the contrary, if any shares of Series B Preferred held by G.D. Searle & Co. (the "Shares") when aggregated with all other shares of voting capital stock of the Company or its subsidiary Epimmune Inc. ("Epimmune") held by G.D. Searle & Co. would (if not for this Section 5(b)) entitle G.D. Searle & Co. to vote more than 19.4% of the outstanding common stock of Epimmune (assuming the conversion of all such shares of such capital stock into common stock of Epimmune pursuant to the respective terms thereof), then any such Shares in excess of 19.4% shall be entitled to no vote.

        In facilitation of the foregoing voting restriction, the following formula shall be applied to determine the number of shares of Series B Preferred held by Searle which shall be entitled to a vote:

        X = PC + (((CE*SC-.194*TC*TE+SE*TC)/(.194*TE-SE-CE)) x R)

where:

        TE = total number of shares of Epimmune common stock (on an as-converted basis) outstanding

                                       6.

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        CE =   number of shares of Epimmune common stock (on an as-converted basis) owned by Cytel

        SE = number of shares of Epimmune common stock (on an as-converted basis) owned by Searle

        TC = total number of shares of Cytel Common Stock (on an as-converted basis) outstanding

        SC = total number of shares of Cytel Common Stock (on an as-converted basis) owned by Searle

        PC = total number of shares of Cytel Series B Preferred owned by Searle

        X  =   number of shares of Cytel Series B Preferred Stock owned by
               Searle that will have voting rights, where 0<X<PC

        R =    Series B Conversion Price divided by the Series B Original Issue
               Price


                                       7.


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        IN WITNESS WHEREOF, Cytel Corporation has caused this Certificate to be signed by its President and Chief Executive Officer, and attested by its Secretary, this 26th day of February, 1998.

                                            CYTEL CORPORATION



                                            By: /s/ VIRGIL THOMPSON
                                               ---------------------------------
                                               Virgil Thompson,
                                               President and Chief Executive
                                               Officer


Attest:


/s/ DEBORAH SCHUEREN
------------------------------
Deborah Schueren,
Secretary


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                            CERTIFICATE OF CORRECTION
                                       OF
                        CERTIFICATE OF DESIGNATION OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                CYTEL CORPORATION

It is hereby certified that:

     1.   The name of the corporation is Cytel Corporation (the "Corporation").

     2. The Certificate of Designation of the Series B Convertible Preferred Stock, which was filed with the Secretary of State of the State of Delaware on February 26, 1998 (the "Certificate"), is hereby corrected.

     3. The inaccuracy or defect of said Certificate of Incorporation to be corrected is as follows:

          The stated par value per share of the Series B Convertible Preferred Stock indicated in the title of the Certificate as $.001 per share should be corrected and restated to read $.01 per share. The stated par value per share of the Corporation's preferred stock indicated in the second paragraph of the Certificate as $.001 per share should be corrected and restated to read $.01 per share.

          IN WITNESS WHEREOF, Cytel Corporation has caused this Certificate to be signed by Edward C. Hall, Chief Financial Officer and Secretary.


                                        CYTEL CORPORATION


                                        By:  /s/Edward C. Hall
                                           --------------------------------
                                           Edward C. Hall
                                           Chief Financial Officer and
                                           Secretary